                                               --------------------------------
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                                               --------------------------------
                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                              Hooper Holmes Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                              Hooper Holmes Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

    Please mark your
[X] votes as in this
    example.

                                                                 |9156
                                                                  ----

     This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR election of directors, and FOR proposal 2.
--------------------------------------------------------------------------------
The Board of Directors recommends a vote FOR Election of Directors and FOR proposal 2.
--------------------------------------------------------------------------------
                   FOR        ABSTAIN
1. Election of
   Directors:      [_]          [_]

                   FOR        AGAINST      ABSTAIN

2. Approval of     [_]          [_]          [_]
   Independent
   Auditors.


3. In their discretion, upon other matters as may properly come before the meeting or any adjournment(s) thereof.

Nominees:
--------
James M. McNamee
Kenneth R. Rossano
G. Earle Wight

For, except vote withheld from the following nominee(s):

-----------------

--------------------------------------------------------------------------------


SIGNATURE(S)                                           DATE
            -------------------------------------------    ---------------

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
      When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

      The signer hereby revokes all proxies heretofore given by the signer to vote at said meeting or any adjournments thereof.


--------------------------------------------------------------------------------

PROXY

                              HOOPER HOLMES, INC.
             Proxy Solicited on Behalf of the Board of Directors of
                  the Company for Annual Meeting, May 19, 1998

The undersigned hereby constitutes and appoints James M. McNamee and Robert William Jewett and each of them, the true and lawful attorneys, agents and proxies of the undersigned, with full power of substitution, to vote with respect to all the shares of Common Stock of Hooper Holmes, Inc., standing in the name of the undersigned at the close of business on March 31, 1998, at the Annual Meeting of Shareholders and all adjournments thereof, with all powers that the undersigned would possess if personally present.

                                                (Change of address)

                                         ---------------------------------

                                         ---------------------------------

                                         ---------------------------------

                                         ---------------------------------

You are encouraged to specify your choice by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendations. The Proxy Committee cannot vote your shares unless you sign and return this card.

                                                                -------------
                                                                 SEE REVERSE
                                                                     SIDE
                                                                -------------

--------------------------------------------------------------------------------

[LOGO OF
HOOPER HOLMES, INC.
APPEARS HERE]

                              HOOPER HOLMES, INC.
                               170 Mt. Airy Road
                        Basking Ridge, New Jersey 07920




Dear Shareholder:

  You are cordially invited to attend the Annual Meeting of Shareholders of Hooper Holmes, Inc., to be held on Tuesday, May 19, 1998 at 11:00 a.m. local time, at the American Stock Exchange, 86 Trinity Place, New York, New York.

  The Notice of Annual Meeting and Proxy Statement which follow describe the business to be conducted at the meeting. There will also be a brief report on the current status of our business.

  Whether or not you plan to attend the meeting in person, it is important that your shares be represented and voted. After reading the Notice of Annual Meeting and Proxy Statement, please complete, sign, date and return your proxy in the envelope provided.

  On behalf of the Officers and Directors of Hooper Holmes, Inc., I wish to thank you for your interest in the Company and I hope that you will be able to attend our Meeting.





                            For the Board of Directors,

                            /s/ James M. McNamee

                            James M. McNamee
                            Chairman, President and Chief Executive Officer



April 16, 1998

                              HOOPER HOLMES, INC.
                               170 Mt. Airy Road
                        Basking Ridge, New Jersey 07920
                              ------------------

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            to be held May 19, 1998
                              ------------------


  NOTICE IS HEREBY GIVEN that the Annual Meeting (the "Annual Meeting") of Shareholders of Hooper Holmes, Inc., a New York corporation (the "Company"), will be held on Tuesday, May 19, 1998 at 11:00 a.m. local time, at the American Stock Exchange, 86 Trinity Place, New York, New York, for the following purposes:

      1.   To elect directors.

      2. To ratify the selection of the firm of KPMG Peat Marwick LLP as auditors for the 1998 fiscal year.

      3. To transact such other business as may properly come before the Annual Meeting and any adjournment thereof.

   Holders of record of the Company's common stock, par value $.04 per share (the "Common Stock"), as of the close of business on March 31, 1998, the record date fixed by the Board of Directors for such purpose (the "Record Date"), are entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

                              BY ORDER OF THE BOARD OF DIRECTORS,


                              /s/ Robert William Jewett

                              Robert William Jewett
                              Secretary

April 16, 1998

--------------------------------------------------------------------------------
Please sign the enclosed proxy and return it promptly in the envelope enclosed which requires no postage if mailed in the United States.
--------------------------------------------------------------------------------

                              HOOPER HOLMES, INC.
                               170 Mt. Airy Road
                        Basking Ridge, New Jersey 07920

                                ---------------
                                PROXY STATEMENT
                                ---------------

                                 INTRODUCTION

  The enclosed proxy is solicited by the Board of Directors of Hooper Holmes, Inc., (the "Company") for use at the Annual Meeting of Shareholders to be held on May 19, 1998.

   An Annual Report to Shareholders containing the financial statements for the fiscal year ended December 31, 1997 is enclosed herewith. This proxy statement and form of proxy were first sent to shareholders on or about the date stated in the accompanying Notice of Annual Meeting of Shareholders.

  Only shareholders of record as of the Record Date are entitled to vote at the meeting and any adjournments thereof. As of that date, 13,986,174 shares of Common Stock of the Company were issued and outstanding. Each share outstanding as of the record date will be entitled to one vote, and shareholders may vote in person or by proxy. Execution of a proxy will not in any way affect a shareholder's right to attend the meeting and vote in person. Any shareholder giving a proxy has the right to revoke it at any time before it is voted by providing written notice to the Secretary of the Company or by submitting another proxy bearing a later date. In addition, shareholders attending the meeting may revoke their proxies at any time prior to the time such proxies are exercised.

  The presence in person or by proxy of the holders of a majority of the votes entitled to be cast at the meeting will constitute a quorum. Abstentions and withhold-authority votes all count for the purpose of determining a quorum, but broker non-votes do not. Directors who receive a plurality of the votes cast at the meeting will be elected. The selection of auditors will be approved if a majority of the votes cast at the meeting are in favor. Votes cast for directors and auditors include votes for or against, but do not include broker non-votes, abstentions or withheld-authority votes.

   All properly executed proxies returned in time to be cast at the meeting, if no contrary instruction is indicated, will be voted FOR the election of all directors nominated herein, and FOR the ratification of the auditors.

  The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone or telegraph by regular employees of the Company, without any additional remuneration and at minimal cost. The cost of soliciting the proxies will be borne by the Company.

                          ITEM 1--ELECTION OF DIRECTORS

  The Board of Directors consists of nine members divided into three classes of three members each. There are currently two vacancies on the Board, which were created by the death of Frederick D. King and the retirement of Anne King Sullivan in 1996. (Their terms were scheduled to expire at the 1999 Annual Meeting.) At each Annual Meeting of Shareholders, one class of directors is elected to serve for a three-year term or until their successors are elected and have qualified. The class of directors to be elected at this Annual Meeting will serve until the 2001 Annual Meeting.

  Any shareholder submitting a proxy has the right to withhold authority to vote for any individual nominee to the Board of Directors by writing that nominee's name in the space provided on the proxy. Shares represented by all proxies received by the Company and not so marked as to withhold authority to vote for any individual director or for all directors nominated will be voted FOR the election of the nominees named below. The Company knows of no reason why any such nominee should be unable to serve, but in the event that any nominee shall be unavailable or unable to serve as a director, the proxy holders will vote for substitute nominees in the exercise of their best judgment, but may not vote for more than three persons.

Nominees for Directors (Term expires 2001)

  The nominees for directors and further information with respect to each nominee are set forth below.

James M. McNamee

  Mr. McNamee, age 53, has served as Chairman of the Board of Directors of the Company since 1996 and as President and Chief Executive Officer of the Company since 1984. He has been an employee of the Company since 1968, an officer since 1979 and a director since 1984. Mr. McNamee is a member of the Executive Committee and the Nominating Committee.

Kenneth R. Rossano

  Mr. Rossano, age 63, is Senior Vice President, Cassidy & Associates in Boston, Massachusetts. From 1991 to 1992, he was Vice President, Development, Massachusetts Higher Education Assistance Corporation in Boston, Massachusetts. He has been a director of the Company since 1967, and is a member of the Executive Committee and the Nominating Committee. Mr. Rossano is also a director of Psy-Ed Corporation and A+ America, Inc.

G. Earle Wight

  Mr. Wight, age 64, has served as Senior Vice President of the Company since 1985 and has been a director of the Company since 1966. Mr. Wight is a member of the Nominating Committee.

Directors Continuing in Office

  The directors whose terms expire at the Annual Meetings in 1999 and 2000 and further information with respect to each continuing director are set forth below.

Benjamin A. Currier

  Mr. Currier, age 63, was Senior Vice President of Operations for Security Life of Denver Insurance Company, a subsidiary of ING/Barings, in Denver, Colorado prior to his retirement in 1997. Mr. Currier was Vice President, Allstate Life Insurance Company from 1978 to 1995. He has been a director of the Company since 1996, and is a member of the Audit Committee and the Executive Compensation Committee. (Term expires at the Annual Meeting in 1999).

John E. Nolan

  Mr. Nolan, age 70, is a partner in the law firm of Steptoe & Johnson, LLP, Washington, D.C. and has been engaged in the practice of law since 1956. He has been a director of the Company since 1971, and is a member of the Audit Committee and the Executive Committee. Mr. Nolan also serves on the Board of Directors of Iomega Corporation. (Term expires at the Annual Meeting in 2000.)

Elaine L. Rigolosi

  Dr. Rigolosi, Ed.D, J.D., age 53, is Professor, Department of Organization and Leadership, Teachers College, Columbia University. She has been associated with Columbia University since 1976, and has maintained a private consulting practice in management for health care organizations since 1974. Dr. Rigolosi has been a director of the Company since 1989, and is a member of the Audit Committee and the Executive Compensation Committee. (Term expires at the Annual Meeting in 2000.)

Quentin J. Kennedy

  Mr. Kennedy, age 64, was Executive Vice President, Secretary, Treasurer and Director of Federal Paper Board Company in Montvale, New Jersey until his retirement in 1996. He had served in various executive positions with Federal Paper Board since 1960. Mr. Kennedy has been a director of the Company since 1991. He is a member of the Executive Committee and the Executive Compensation Committee. (Term expires at the Annual Meeting in 2000.)

Certain Relationships and Related Transactions

  Messrs. Wight and Rossano are brothers-in-law.

  On July 7, 1992 and September 23, 1993 the Company made loans to Mr. James M. McNamee, Chairman of the Board, President, CEO and a director, in the amount of $49,341 and $45,023 respectively, which were due and payable in 36 months from the date of the loan and subsequently extended 24 and 12 months, respectively, for the purpose of paying taxes due on stock compensation. The maximum amount outstanding in 1997 was $22,952. Interest is accrued at the rates of 4.8% and 3.6% respectively and interest and principal were repaid through payroll deductions. As of March 31, 1998, both loans were paid off.

  Mr. John E. Nolan, a director of the Company, is a partner in the law firm of Steptoe & Johnson, LLP, which performs legal services for the Company.

Compensation of Directors

  Each outside director of the Company will receive an annual fee of $12,000 in 1998 plus a $500 fee for each committee meeting attended. In accordance with the 1997 Director Option Plan, each outside director received stock options to purchase 50,000 shares of common stock pursuant to the Plan. Directors who are employees of the Company do not receive stock options pursuant to the Plan nor do they receive director fees. Directors are also reimbursed for out-of-pocket expenses incurred in attending Board and committee meetings.

  In June, 1990, the Company entered into supplemental indemnity agreements with its executive officers and directors. The indemnity agreements require the Company to indemnify such person for all expenses actually and reasonably incurred in defending or settling an action to which such person is a party or threatened to be made a party or is otherwise involved because of his or her status as an officer or director of the Company. If the action is brought by or in the right of the Company, the indemnification must be made only if such person acted in good faith, for a purpose reasonably believed to be in the best interest of the Company (or, in the case of service to another entity, not opposed to the interest of the Company).

Committees of the Board

  The Board of Directors has an Audit Committee, an Executive Committee, a Nominating Committee and an Executive Compensation Committee.

  The Audit Committee acts as principal liaison between the Board of Directors and the independent auditors employed by the Company and reviews the annual financial statements and the Company's internal accounting systems and controls. The Committee also recommends to the Board of Directors the selection of independent auditors to be employed by the Company.

  The Executive Committee exercises the authority of the Board of Directors in certain corporate matters between meetings and exercises specific powers and authority as may from time to time be lawfully delegated to it by the Board of Directors.

  The Nominating Committee nominates individuals for election or reelection to the Board of Directors. It will consider nominations recommended by shareholders who submit written recommendations to the Nominating Committee in care of the Secretary of the Company.

  The Executive Compensation Committee, among other matters, annually reviews and determines the compensation of the Chief Executive Officer of the Company and, upon his recommendation, the compensation of the other elected officers and senior management of the Company and annually reviews and recommends to the Board of Directors the compensation and allowances for the Company's outside directors. The Committee also prepares a report to shareholders (enclosed in this Proxy Statement) which discusses the Company's compensation policies for the executive officers, the Committee's bases for determining the compensation of the Chief Executive Officer for the past fiscal year, and the relationship between compensation and the Company's performance for the past fiscal year. The Executive Compensation Committee also administers the 1987 Nonqualified Stock Option Plan, the 1992 Stock Option Plan the 1994 Stock Option Plan, the 1997 Stock Option Plan and the 1997 Director Option Plan, and determines the amount and terms of the options granted under the plans. The Committee also administers the 1993 Employee Stock Purchase Plan.

  The Board of Directors held four regular meetings and three special meetings during the fiscal year ended December 31, 1997. The Audit Committee met twice, the Executive Committee met once, the Executive Compensation Committee met three times, and the Nominating Committee did not meet in 1997. All directors attended at least 75% of the total number of meetings of the Board of Directors and the committees to which they belong.

Compensation Committee

  For 1997, Dr. Elaine L. Rigolosi and Messrs. Quentin J. Kennedy and Benjamin
A. Currier served on the Executive Compensation Committee.

Executive Officers

  Set forth below are the executive officers of the Company who are not Directors. Executive officers serve at the pleasure of the Board of Directors. Information is not included in this Proxy Statement for that portion of any period for which information is required during which any executive officer did not hold such position.

Robert William Jewett

  Mr. Jewett, age 45, has served as Senior Vice President and General Counsel of the Company since 1991 and as Secretary since 1983. He has been an employee of the Company since 1981.

Paul Kolacki

 Mr. Kolacki, age 55, has served as Executive Vice President and Chief Operating Officer of the Company's Portamedic Health Information Services Division since 1991, and has been an employee of the Company since 1964.

Fred Lash

  Mr. Lash, age 52, has served as Senior Vice President of the Company since 1993, as Chief Financial Officer since 1989 and as Treasurer since 1987.

Francis A. Stiner

  Mr. Stiner, age 64, has served as Vice President, Administrative Group of the Company since 1990 and has been an employee of the Company since 1959.

Stock Ownership of Certain Beneficial Owners and Management

   The following table sets forth, as of February 27, 1998, the beneficial ownership of the Company's issued and outstanding Common Stock (on the basis of 13,981,949 shares outstanding), including the stock ownership of each person who, to the Company's knowledge, owns over 5% of the Company's outstanding Common Stock, each of the directors of the Company, each executive officer named in the Summary Compensation Table which follows, and the directors and officers of the Company as a group, and the percentage which the shares owned constitute of the total shares outstanding.


                                                                  Amount & Nature             Percent of Class
                                                                  of Beneficial               (based on # of
                  Name, Position & Address                        Ownership of              shares outstanding
                    of Beneficial Owners                         Common Stock (1)                2/27/98)
                 --------------------------                     ------------------         --------------------

Directors
---------
G. Earle Wight                                                     368,262 (2)                     2.63%
John E. Nolan                                                       10,000                          .07%
Kenneth R. Rossano                                                 378,188 (3)                     2.70%
James M. McNamee                                                   569,854 (4)                     4.07%
Quentin J. Kennedy                                                   7,000                          .05%
Elaine L. Rigolosi                                                   2,100 (5)                      .01%
Benjamin A. Currier                                                  5,380                          .03%

Other Most Highly Paid Executive Officers
-----------------------------------------

Paul W. Kolacki                                                     91,474 (6)                      .65%
Fred Lash                                                           82,984 (7)                      .59%
Robert William Jewett                                               21,354 (8)                      .15%
All officers and directors as a group (11 total)                 1,564,360 (9)                    11.18%

--------------------

(1) Includes shares, if any, held by or for a spouse or minor children or as a trustee. Unless otherwise indicated, the director or 5% stockholder possesses sole investment and voting power in respect of these shares.

(2) Includes 270,286 shares held by the Lucile K. Wight Trust, of which Mr. Wight is trustee with sole voting and dispositive power, and 88,590 shares held by 874367 Ontario, Inc., a corporation of which Mr. Wight and his spouse Sonia are sole shareholders.

(3) Includes 128,363 shares held by Mr. Rossano's spouse, Cynthia, and 229,301 shares held by The Cynthia W, Rossano 1991 Trust, of which Mr. and Mrs. Rossano are trustees with sole voting and dispositive power.

(4) Includes 120,802 shares held by Mr. McNamee and his spouse Patricia as joint tenants, 24,020 shares held by Mr. McNamee's spouse, Patricia, 3,532 shares held by Mr. McNamee's spouse Patricia as custodian for Sean McNamee, their minor child, and 18,000 shares held by the Trust under the will of Eileen Rooney FBO Kevin Rooney, of which Mr. McNamee is Trustee with sole voting and dispositive power. Also includes 403,500 shares underlying currently exercisable options.

(5) Includes 900 shares held by Ms. Rogolosi's spouse, Robert.

(6) Includes 800 shares held by Mr. Kolacki and his spouse, Sandra, as joint tenants. Also includes 88,000 shares underlying currently exercisable options.

(7) Includes 600 shares held by Mr. Lash and his spouse, Suzanne, as joint tenants. Also includes 81,550 shares underlying currently exercisable options.

(8) Includes 19,250 shares underlying currently exercisable options.

(9) Includes shares owned individually by each officer and director in the group as well as shares indirectly owned by such persons as trustee of various trusts; however, where more than one officer or director is a trustee of the same trust, the total number of shares owned by such trust is counted only once in determining the amount owned by all officers and directors as a group. Also includes 618,900 shares underlying currently exercisable options.

Compliance with Section 16(a)

   Section 16(a) of the Securities Exchange Act of 1934 requires executive officers and directors of the Company and persons who beneficially own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the American Stock Exchange. Based solely on a review of reports and written representations furnished to the Company, the Company believes that all Section 16(a) filing requirements applicable to its executive officers, directors and shareholders were complied with, except for three Form 4s reporting sales of stock which were filed late by Mr. G. Earle Wight, two Form 4s reporting acquisitions of stock which were filed late by Mr. James M. McNamee, one Form 4 reporting the purchase of stock which was filed late by Mr. Benjamin A. Currier, one Form 4 reporting a bona fide gift of stock which was filed late by Mr. Kenneth R. Rossano, one Form 4 reporting the acquisition of stock which was filed late by Dr. Elaine L. Rigolosi and one Form 4 reporting the purchase of stock which was filed late by Mr. Quentin J. Kennedy.

Compensation of Executive Officers

   The following table provides certain summary information concerning compensation paid or accrued for the last three complete fiscal years to or on behalf of the Company's Chief Executive Officer and the three other most highly paid executive officers of the Company whose total annual salary and bonus exceeded $100,000 in 1997.


                                                    SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------------------------------
                                                                       Long term compensation
                                                                       ----------------------
                                           Annual compensation         Awards          Payouts
                                           -------------------       ----------       ---------
                                                                     Securities
Name and                                                             underlying         LTIP              All other
principal                                    Salary    Bonus          options          payouts          compensation
position                            Year     ($)(1)    ($)(2)         (#)(3)          ($)(4)             ($)(5)
---------------------------------------------------------------------------------------------------------------------
James M. McNamee                    1997    358,000   283,910         280,000         283,124             62,827
Chairman, President and             1996    276,500    42,000               0               -             63,244
  Chief Executive Officer           1995    265,000    83,000         100,000               -             62,806

Paul W. Kolacki                     1997    192,500    80,000          44,000               -             43,845
Executive Vice President            1996    172,500    75,000               0               -             44,135
  and Chief Operating Officer       1995    159,500    42,500          66,000               -             43,419

Fred Lash                           1997    170,500    55,000          40,000               -             24,105
Senior Vice President,              1996    155,000    55,000               0               -             24,055
  Chief Financial Officer           1995    142,800    40,000          52,600               -             23,580
  and Treasurer

Robert William Jewett               1997    133,400    20,000          16,000               -             13,951
Senior Vice President,              1996    127,006    17,500               0               -             13,598
  General Counsel and Secretary     1995    120,800    15,000          30,400               -             12,673

-----------------
(1)  Includes directors fees paid to Mr. McNamee in 1995 and 1996.

(2) For Mr. McNamee, includes stock awards with a fair market value of $133,910 and $48,000, in 1997 and 1995 respectively. Perquisites fall below the thresholds required for disclosure and, accordingly, have been omitted.

(3) Includes the effect of a two for one stock split of the Company's Common Stock in 1997.

(4) Represents the fair market value of the stock bonus awarded to Mr. McNamee under the CEO Compensation Plan, which provides the potential for annual stock bonuses.

(5)  The amounts disclosed in this column include:

      (a) Company contributions of the following amounts in 1997, 1996, and 1995 respectively, under the Company's Salary Reduction Plan, a defined contribution plan, on behalf of Mr. McNamee ($2,375, $2,792 and $2,354), Mr. Kolacki ($2,375, $2,665 and $1,949), Mr. Lash ($2,375,
          $2,325 and $1,850) and Mr. Jewett ($2,208, $1,855 and $930).

      (b) Payment by the Company in 1997, 1996 and 1995 of premiums on whole-life insurance policies in the following annual amounts for Mr. McNamee ($55,877 per year), Mr. Kolacki ($41,470 per year), Mr. Lash ($21,730 per year) and Mr. Jewett ($11,743 per year).

      (c) Payment by the Company in 1997, 1996 and 1995 of premiums on a disability insurance policy for Mr. McNamee of $4,575 per year.

Option Grants in Last Fiscal Year

                        OPTION GRANTS IN LAST FISCAL YEAR
--------------------------------------------------------------------------------

                                Individual grants
-----------------------------------------------------------------------------------
                                  Number of          % of total
                           securities underlying   options granted                                     Grant date
                                   options         to employees in      Exercise        Expiration       present
Name                              granted (#)         fiscal year      price ($/Sh)        date        value ($)(3)
-------------------------------------------------------------------------------------------------------------------
James M.McNamee
Chairman, President and             80,000(1)            14.6%              8.13          1/2007         364,000
  Chief Executive Officer          200,000(2)            36.5%              8.56          4/2007         994,000

Paul W. Kolacki
Executive Vice President            44,000(1)             8.0%              8.13          1/2007         200,200
  and Chief Operating
  Officer

Fred Lash
Senior Vice President,              40,000(1)             7.3%              8.13          1/2007         182,000
  Chief Financial Officer
  and Treasurer

Robert William Jewett
Senior Vice President,              16,000(1)             2.9%              8.13          1/2007          72,800
  General Counsel and
  Secretary

(1) The Stock Option Plan grants become 25% exercisable commencing 24 months after grant date and 25% become exercisable on each successive anniversary of that date, with full vesting occurring on the fourth anniversary date. The options terminate upon termination of employment for any reason other than death, disability or retirement. Further, to be eligible to exercise the options, an optionee must remain in the employment of the Company for a period of 24 months from the date of grant (or retirement, if earlier). Options that are not fully vested and exercisable as of the date the optionee terminates employment because of death, disability or retirement, or as of the date of an actual or threatened change in control of the Company, become vested and exercisable in full on such date.Similarly, the vesting of options may be accelerated in connection with certain mergers, consolidations, sales or transfers by the Company of substantially all of its assets. These options were granted under the 1994 Option Plan on January 28, 1997.

(2) These options were granted under the 1997 CEO Stock Option Agreement on April 9, 1997. 20% were immediately exercisable and 20% become exercisable on each successive April 9th, with full vesting occurring on April 9, 2001.If the Company's earnings per share are at least $0.70 for the year ending December 31, 1998 and the Company's closing stock price is at least $15 per share for any 30 day period during the six months ending June 30, 1999, then the options will become fully vested at that time.

(3) The values shown were calculated using the Black-Scholes option pricing model and are presented solely for the purposes of comparative disclosure in accordance with certain regulations of the SEC. The Black-Scholes model is a mathematical formula widely used to value traded stock price voluntarily and dividend yield. The actual value that an executive officer may realize, if any, depends on the amount by which the stock price at the time of exercise exceeds the exercise price (fair market value of the stock at the time of the grant). There is no assurance that the value realized by an executive officer will be at or near the value estimated by the Black-Scholes model. In calculating the grant date present values set forth the table, the Company used the following assumptions: (a) expected volatility of 39%; (b) discount rate of 6.125%; (c) dividend yield of .4%; and (d) exercise at the end of 9 year period from the date of grant. No adjustments have been made for non-transferability or risk of forfeiture.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option
Values

  The following table provides certain information on options exercised in 1997 and the value of certain unexercised options at December 31, 1997.


                             AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES
----------------------------------------------------------------------------------------------------------------------
                                                                                                    Value of
                                                                     Number of securities          unexercised
                                                                         underlying                in-the-money
                                                                     unexercised options            options at
                                                                       at FY-end (#)(2)            FY-end ($)(3)
                                 Shares
                                acquired             Value              Exercisable/               Exercisable/
Name                          on exercise(#)     realized ($)(1)        Unexercisable              Unexercisable
----------------------------------------------------------------------------------------------------------------------

James M. McNamee                  22,500             228,925           343,500/387,500          2,873,844/2,770,219

Paul W. Kolacki                   11,250             157,500            73,000/113,000              619,425/964,475

Fred Lash                         11,250             153,281             70,650/98,950              586,310/829,645

Robert William Jewett             41,000             299,239             15,800/44,000              146,643/389,397

--------------------

(1) Amount represents the difference between the exercise price and the fair market value on the date of exercise, multiplied by the number of options exercised.

(2) Includes the effect of a two for one stock split of the Company's Common Stock in 1997.

(3) Amount represents the difference between the exercise price and the fair market value on December 31, 1997 ($14.5625), multiplied by the number of options unexercised.

Report of the Executive Compensation Committee

         The report of the Executive Compensation Committee below shall not be deemed to be filed under, or incorporated by reference into any filing under, the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Report by reference.

  The Company's Executive Compensation Committee for 1997 was comprised of three directors who are not present or former employees of the Company. The Committee establishes compensation policies for the CEO and other executive officers and administers the Company's programs for cash compensation and stock awards, bonuses and options.

  Essentially, the Committee believes that executive compensation should be largely determined by management's performance in the shareholders' interests. This usually means earnings. Sustained growth in earnings will ultimately be reflected in increased shareholder value and positioning the Company for future growth in revenues and earnings is an important management function.

  The Committee believes that employee stock ownership effectively aligns employees with the interests of stockholders and looks to stock options to provide an opportunity for employee stock ownership. The Committee further believes that compensation is important to attract talented individuals to the Company, to retain them and to provide incentive.

  Compensation includes salary, cash bonuses and stock options. In addition, the CEO is entitled to stock awards and stock bonuses (or cash payments in lieu of stock awards or stock bonuses) under the CEO Plan that has been in effect. Each year the Committee reviews and determines the compensation of the CEO and, with the advice and recommendations of the CEO, the compensation of other executive officers. In furtherance of the Company's policy to provide incentives and to reward performance, compensation is based on specific criteria developed through the company's experience, including attainment of revenue and expense objectives, planning and organizational development and personal leadership. The weight accorded each of these factors is within the Committee's discretion and may depend on the Company's performance during the year.

  For 1997, Mr. McNamee was awarded a cash bonus of $150,000 in recognition of the Company's outstanding performance. He had received a cash bonus of $42,000 for 1996. Stock awards for the CEO have been based on continuing satisfactory performance measured against management objectives established by the Board. These objectives include corporate growth and development, profitability, total return to shareholders and management team development. For 1997, the CEO received a stock award of 7,000 shares. The CEO had received a stock award of 2,500 shares (pre-split) for 1996. Stock bonuses for the CEO are based on sustained increases in earnings per share. For 1997, the CEO received a stock bonus of 14,800 shares. No stock bonus was awarded to the CEO for 1994, 1995 or 1996. In addition, on January 28, 1997, Mr. McNamee was awarded options to purchase 80,000 shares of common stock pursuant to the 1994 Option Plan. These options become exercisable 25% after two years and 25% each year thereafter, at an exercise price of $8.125 per share.

  For 1996 through 1998 the Committee developed a CEO Compensation Plan continuing the stock awards and stock bonuses that were features of the earlier Plan. In addition, the 1996-98 Plan, in order to provide incentive for the Company to achieve earnings and share price goals over the life of the Plan, provides for a special 200,000 share option (100,000 shares pre-split) for the CEO. This option is a variation of the Company's regular options that become exercisable 20% during the first year and an additional 20% each of the next four years. It provides, however, that the entire 200,000 share option (100,000 shares pre-split) may be exercised if the Company's earnings exceed $.70 a share ($1.40 a share pre-split) for 1998 and the stock price is at or above $15 per share ($30 per share pre-split) for any period of thirty consecutive days in the first six months of 1999. The option price is $8.56 per share ($17.125 per share pre-split), fair market value on April 9, 1997, the date the option was approved by the Board. This option was submitted to shareholders and approved at the 1997 annual meeting.

  Section 162(m) of the Internal Revenue Code, enacted in 1993 and effective for taxable years beginning after January 1, 1994, generally limits to $1 million per individual per year the federal income tax deduction for compensation paid by a publicly-held company to certain executive officers. Compensation that qualifies as performance-based compensation for purposes of this section is not subject to the $1 million deduction limitation. The Executive Compensation Committee will continue to evaluate this provision but presently intends to qualify compensation as performance-based to the extent feasible and in the best interest of the Company.


                               EXECUTIVE COMPENSATION COMMITTEE




                               Quentin J. Kennedy, Chairman
                               Elaine L. Rigolosi
                               Benjamin A. Currier

Stock Price Performance Graph

  The Stock Price Performance Graph below shall not be deemed to be filed under, or incorporated by reference into any filing under, the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this Graph by reference.

  The following graph compares the cumulative total shareholder return (assuming dividends are reinvested) on the Company's Common Stock for the last five years with the cumulative total return (assuming dividends are reinvested) of the Standard & Poor's 500 Stock Index and a peer group index consisting of the Mediq Inc. and Policy Management Systems Inc. In preparing the peer group index, the returns of each component issuer in the group were weighted according to its stock market capitalization. The shareholder return shown on this graph is not necessarily indicative of future performance.


               -------------------------------------------------
                Comparison of Five-Year Cumulative Total Return
               Hooper Holmes, Inc., S&P 500 Index and Peer Group
               -------------------------------------------------

 Measurement Period          Hooper             S&P 500          Peer Group
(Fiscal year covered)     Holmes, Inc.           Index              Index
---------------------     ------------         ---------         ----------
BASE                      $     100.00         $  100.00         $   100.00
FYE 1993                  $      77.30         $  107.06         $    38.60
FYE 1994                  $      44.27         $  105.41         $    50.89
FYE 1995                  $      55.74         $  141.37         $    57.62
FYE 1996                  $     119.61         $  170.01         $    58.12
FYE 1997                  $     201.19         $  222.73         $    89.34


                    ASSUMES $100 INVESTED ON DEC. 31, 1992
                           ASSUMES DIVIDEND REINVEST
                       FISCAL YEAR ENDING DEC. 31, 1997

Employment Contracts and Change-in-Control Arrangements

  In 1990, the Company entered into an employee retention agreement, as amended (the "Agreement") with Mr. McNamee entitling him to certain benefits if his employment is terminated within two years of a "change of control", as defined in the Agreement. Following a change of control, Mr. McNamee is entitled to retain the same position, duties and compensation as he had prior to the change of control for a period of two years after the date of the change of control. After a change in control has occurred, if Mr. McNamee's employment is terminated by the Company or by Mr. McNamee within two years of the date of the change of control (other than as a result of his death, disability or for cause, as defined in the Agreement), Mr. McNamee is entitled to receive a lump sum payment in cash equal to the aggregate of (a) to the extent unpaid, his highest base salary through the date of termination (as defined in the Agreement), (b) a pro rata portion of his recent bonus (as defined in the Agreement, generally to be the highest annual guaranteed bonus to which he was entitled during the last two full fiscal years prior to the date of the change of control), (c) twice the sum of his highest base salary and recent bonus, and (d) all amounts of compensation previously deferred (with accrued interest thereon) and unpaid and any accrued vacation pay not yet paid by the Company. In addition, he will be entitled to receive during the two year period after the change of control, all benefits payable to him (or his family) under welfare benefit programs (such as medical, dental, disability and life insurance programs) equivalent to those most favorable immediately preceding the date of the change of control. In the event that Mr. McNamee would be subject to an excise tax, then he should be entitled to receive an additional payment such that after Mr. McNamee pays such excise taxes, including any excise tax imposed on any portion of such additional payment, Mr. McNamee will retain additional payments equal to the excise taxes imposed.

  In 1996, the Company entered into employee retention agreements ("Agreement") with the Executive Officers of the Company (exclusive of Mr. McNamee), entitling them to certain benefits if their employment is terminated within two years of a change in control, as defined in the Agreement. Following a change in control, each Executive Officer is entitled to retain the same position, duties and compensation as he had prior to the change of control for a period of two years after the date of the change in control. After a change in control has occurred, if the Executive Officer's employment is terminated by the Company or by the Executive Officer within two years of the date of the change in control (other than as a result of his death, disability or for cause as defined in the Agreement), the Executive Officer is entitled to receive a lump sum payment in cash equal to the aggregate of (a) to the extent unpaid, his highest base salary through the date of termination (as defined in the Agreement) (c) twice the sum of his highest base salary and recent bonus, and (d) all amounts of compensation previously deferred (with accrued interest thereon) and unpaid and any accrued vacation pay not yet paid by the Company. In addition, the Executive Officer will be entitled to receive during the two year period after the change in control, all benefits payable to him (or his family) under welfare benefit programs (such as medical, dental, disability and life insurance programs) equivalent to those most favorable immediately preceding the date of the change in control. In the event that the Executive Officer would be subject to an excise tax, then he should be entitled to receive an additional payment such that after the Executive Officer pays such excise taxes, excluding any excise tax imposed on any portion of such additional payment, he will retain additional payments equal to the excise taxes imposed.

                 ITEM 2--RATIFICATION OF SELECTION OF AUDITORS

  The Board of Directors has selected the firm of KPMG Peat Marwick LLP, independent public accountants, to serve as auditors for the fiscal year ending December 31, 1998, subject to ratification by the shareholders. This firm (and its predecessor, KMG Main Hurdman) has served as the Company's auditors since 1980.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS SELECTION.

  If the appointment is not approved, the Board will select other independent accountants. It is expected that a member of the firm of KPMG Peat Marwick LLP will be present at the Annual Meeting, will have an opportunity to make a statement if so desired, and will be available to respond to appropriate questions.

Shareholder Proposals for the 1999 Annual Meeting

   Proposals of shareholder intended for inclusion in the Proxy Statement for the Annual Meeting of Shareholders to be held in 1999, must be received at the Company's executive offices not later than December 17, 1998. Proponents should submit their proposals by Certified Mail--Return Receipt Requested.

Solicitation of Proxies

  The solicitation of proxies will be made primarily by mail. Proxies may also be solicited personally and by telephone or telegraph by regular employees of the Company, without any additional remuneration and at minimal cost.


                                    BY ORDER OF THE BOARD OF DIRECTORS
                                    HOOPER HOLMES, INC.


                                    /s/ Robert William Jewett

                                    Robert William Jewett
                                    Secretary

April 16, 1998